NEWS RELEASE
TSX: SCY
March 22, 2019
NR 19-06
www.scandiummining.com

SCANDIUM INTERNATIONAL CLOSES PRIVATE PLACEMENT FINANCING

Vancouver, B.C. - March 22, 2019 – Scandium International Mining Corp. (TSX:SCY) (“Scandium International” or the “Company”) is pleased to announce that it has closed a previously announced private placement of 5,926,301 shares at C$0.18 per share for gross proceeds of C$1,066,734. The primary investor was Rothschild Asset Management, but the equity placement also reflects a unanimous participation from the Company’s Board members. No commissions or fees were paid on the transaction.

The proceeds from the financing will be used for general working capital, and specifically for the advancement of the Company's Nyngan Scandium Project in NSW, Australia.

All securities issued under the private placement will be subject to a Canadian hold period expiring four months after the closing date. The securities will also be subject to restrictions on resale under U.S. federal securities laws. Closing of the private placement is subject to stock exchange approval.

Eight directors of the Company participated in the private placement for an aggregate of 1,561,151 shares for aggregate proceeds of $281,007, representing 0.5% of the Company’s issued and outstanding common shares. Each director’s participation in the Private Placement constitutes a “related party transaction” within the meaning of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”). The Company is relying on exemptions from the formal valuation requirements and the minority shareholder requirements of MI 61-101 contained in Section 5.5(a) and Section 5.7(1)(a) on the basis that the fair market value of the transaction involving insiders was not more than 25% of the Company’s market capitalization.

For inquiries to Scandium International Mining Corp, please contact:

Edward Dickinson (CFO)
Tel: (775) 233-7328

George Putnam (CEO)
Tel: (925) 208-1775

Email: info@scandiummining.com

The securities offered have not and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws, and may not be offered or sold within the United States unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.